EXHIBIT 99.1

NEWS RELEASE

Contact:
Charles H. Abdalian, Jr.	Karen L. Bergman or
Senior Vice President and CFO	Michelle Corral
Coley Pharmaceutical Group	BCC Partners (US)
+1.781.431.9044	+1.650.575.1509 or +1.415.794.8662
cabdalian@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Actilon™, Coley Pharmaceutical Group’s Drug Candidate for Hepatitis C,

Demonstrates Anti-Viral Activity in Early Clinical Evaluation

Data from the Company’s Phase Ia and Phase Ib Clinical Studies Presented at the

American Association for the Study of Liver Diseases Meeting

San Francisco, CA, November 14, 2005—Coley Pharmaceutical Group, Inc. (Nasdaq: COLY), announced results from the company’s Phase Ia and Ib clinical studies of Actilon™ (CPG 10101), Coley’s lead investigational TLR Therapeutic™ for Hepatitis C virus (HCV).

John D. McHutchison, M.D., Medical Director of Gastroenterology & Hepatology Research at the Duke Clinical Research Institute and lead investigator for both clinical studies, will be presenting these data today at the American Association for the Study of Liver Diseases (AASLD) meeting in San Francisco, CA.

“CPG 10101 has demonstrated encouraging anti-viral activity at doses that are well tolerated by patients,” said Dr. McHutchison. “We observed a 1.6 mean log reduction of viral load, at the highest dose level tested, among predominantly genotype 1 patients and the induction of natural killer T-cells. These may be positive signs of Actilon’s ability to promote both an immediate as well as long-term control of chronic Hepatitis C. Clinical results to date justify longer-term trials of this promising Hepatitis C agent as a monotherapy and in combination protocols with other anti-virals.”

An oral presentation, “Relationship of HCV RNA Response to CPG 10101, a TLR9 Agonist – Pharmacodynamic and Patient Characteristics”, will be given by Dr. McHutchison this afternoon at 4:00 p.m. and will review data from Coley’s Phase Ib randomized clinical trial of Actilon in chronic Hepatitis C patients. Results of the Phase Ib study demonstrated that Actilon resulted in a dose-dependent decrease in HCV viral levels in the blood. At the highest dose tested, 0.75 mg/kg once weekly for four weeks, there was a 1.6 mean log reduction of serum HCV RNA levels among the predominantly genotype 1 Hepatitis C patients who were naïve, intolerant of, or relapsed following treatment with pegylated interferon plus ribavirin therapy. The reduction in viral load observed correlated with certain antiviral biomarkers which were induced in a dose-dependent manner by Actilon.

A poster presentation entitled “Immunophenotyping Profile of CPG 10101, a New TLR Agonist Antiviral for Hepatitis C” evaluated the induction of immune system activity from both the Phase Ib study and Coley’s Phase Ia clinical trial in healthy volunteers. These data show that Actilon activates, in a dose-dependent manner, several types of immune cells, including B cells, plasmacytoid dendritic cells, natural killer and natural killer-T cells. These are among the cells involved in both immediate (innate) and long-term (adaptive) immune responses.

“Actilon is designed to activate the immune system to respond in the same manner as it would if faced with a viral infection, mounting an immediate response to reduce viral load and a long-term, adaptive immune response to provide sustained anti-infective action. We are pleased by the results generated from these initial studies of Actilon supporting its dual mechanism of activity,” said Arthur M. Krieg, M.D., Coley’s Senior Vice President, Research and Development and Chief Scientific Officer. “We believe that Actilon’s profile makes it an excellent candidate for use in combination with existing therapies and are currently evaluating its safety in an ongoing Phase Ib clinical study in patients who relapsed after previous therapy.”

About the Actilon Phase I Clinical Studies

Coley’s Phase Ia normal volunteer study was designed to evaluate Actilon’s safety, dose tolerability and immunological activity. The study randomized forty healthy volunteers within five sequential dosing cohorts (0.25, 1, 4, 10 or 20 mg). Two subcutaneous injections were administered double-blind fourteen days apart and subjects were evaluated for a total of 29 days. An immune system response demonstrating drug-related increases in interferon-alpha levels and other markers indicative of antiviral activity was observed over the course of treatment. Volunteers had no drug-related serious adverse events or dose-limiting toxicities. Mild injection site reactions and mild-to-moderate flu-like symptoms were consistent with the pharmacological mode of action of Actilon.

The Phase Ib study enrolled 60 chronic Hepatitis C patients and was designed to evaluate safety and tolerability of Actilon over a wide dose range among patients who had relapsed after or were intolerant to prior interferon-alpha therapy. Subjects were randomized to receive doses of Actilon at 0.25, 1, 4, 10 and 20 mg twice weekly or 0.5 or 0.75 mg/kg once weekly or placebo for four weeks. Dose tolerance and laboratory safety were the same in HCV patients as in normal volunteers receiving equivalent doses.

In September of this year, Coley initiated a second Phase Ib study to evaluate Actilon’s safety and antiviral activity as a monotherapy and in combinations with the current standard of care, pegylated interferon and ribavirin. Patients will be treated for at least 12 weeks. Those that show an antiviral response will be permitted to continue treatment for up to an additional 36 weeks. Approximately 60 adult HCV patients are being enrolled at up to eighteen centers and will be randomly assigned to one of five groups.

Coley expects preliminary data from this Phase Ib study to be available in the first half of 2006.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, infectious diseases, asthma and allergy. Coley has established a pipeline of four TLR Therapeutic product candidates currently advancing through clinical development either independently or with partners, and additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, Chiron, GlaxoSmithKline and the United States government. For more information about the company, please visit www.coleypharma.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management. These statements include, but are not limited to, those relating to the design of, enrollment in, and anticipated results from future clinical trials of Actilon and Coley’s ability to advance the discovery, development and commercialization of its TLR Therapeutics. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, including the future success of ongoing and planned clinical trials, the unproven safety and efficacy of products under development, outcomes of regulatory approval processes, intellectual property rights and litigation, competitive products, the ability to obtain financing, and other risks identified in Coley’s filings with the Securities and Exchange Commission including, but not limited to, Coley’s Quarterly Report on Form 10-Q for the period ended September 30, 2005. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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